Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in each Statement of Additional Information and to the incorporation by reference of our reports, dated September 24, 2013, on the financial statements and financial highlights of Pioneer Classic Balanced Fund, Pioneer Government Income Fund, and Pioneer Multi-Asset Income Fund included in the Annual Report to the Shareowners for the year ended July 31, 2013 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 13 to the Registration Statement (Form N-1A, No. 333-126384) of Pioneer Series Trust IV.

						/s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 20, 2013